EXCHANGE TRANSACTION AGREEMENT

This EXCHANGE TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of December 29, 2011, by and among Opus Point Partners, LLC, a Delaware limited liability company (“Opus”), TG Therapeutics, Inc., a Delaware corporation ( “TG”) and Manhattan Pharmaceuticals, Inc., a Delaware corporation (“Manhattan” or the “Company”).

RECITALS

WHEREAS the boards of directors and members of the Company, TG, and Opus believe it is in the best interests of their respective organizations and the stockholders that Opus exchange its shares of common stock in TG for shares of preferred stock in Manhattan (the “Exchange Transaction”) and, in furtherance thereof, have deemed advisable, approved and adopted this Agreement and the Exchange Transaction;

WHEREAS TG acquired from LFB Biotechnologies S.A.S., a company organized under the laws of France (“LFB”), GTC Biotherapeutics, Inc., a wholly-owned subsidiary of LFB and a Massachusetts corporation (“GTC”), and LFB/GTC LLC, a New York limited liability company (“LFB/GTC,” and collectively with LFB and GTC the “Licensors”), an option (the “License Option,” a copy of which is attached hereto as Exhibit A) for exclusive worldwide rights (except France/Belgium) to develop and market UtuxinTM (the “Product”) in exchange for shares of common stock in TG; and

WHEREAS the License Option is only exercisable after a certain amount of capital is raised by TG at preset valuation (as more fully described below), unless the Licensors agree to modify such requirement; and

WHEREAS the License Option must be exercised before January 26, 2012, unless extended to some future date (the “Option Expiration Date”); and

WHEREAS, the Company, Opus, and TG desire to make certain representations, warranties, covenants and agreements in connection with the Exchange Transaction and also to prescribe certain conditions to the Exchange Transaction, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

 “Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means shares of common stock of Manhattan Pharmaceuticals, Inc. having par value of $0.001 per share.

“Company Disclosure Letter” means the letter of even date herewith disclosing those factual items identified in Section 3.

“Company Intellectual Property” means any patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes that are necessary to the conduct of Company’s business as now conducted and as presently proposed to be conducted.

“Company IP Rights” shall mean all Company Intellectual Property owned, licensed to, or controlled by Company that is related to any product or service of the Company or is otherwise necessary for, used in or held for use in Company’s business as presently conducted or planned to be conducted.

“Company Preferred Stock” means the shares of preferred stock of Manhattan Pharmaceuticals, Inc. having a par value of $0.001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Price” shall mean the lower of: (i) the price paid by investors in the Fundraising should it close prior to the Closing Date; (ii) $.06; or (iii) the volume weighted average price of Company Common Stock for the 20 days prior to the Closing Date.

“Fundraising” shall mean the private placement of Company Common Stock by the Company.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, in each case anywhere throughout the world.

“Knowledge” means the actual knowledge of Michael McGuiness, Chief Operating Officer and Chief Financial Officer of the Company, with regard to representations of the Company, and Michael Weiss and Sean Power, CEO and CFO of Opus, with regard to the representations of Opus and TG.

“Law” means any applicable foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company or any of its Subsidiaries, with the entities evaluated individually and as a whole.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

“Tax” means, (a) any federal, state, local, foreign, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph.

“Tax Return” means any report, return, declaration, claim for refund, notice, account or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TG Common Stock” means the shares of common stock of TG having a par value of $0.001 per share.

“TG Disclosure Letter” means the letter of even date herewith disclosing those factual items identified in Section 4.

“TG Intellectual Property” means any patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes that are necessary to the conduct of TG’s business as now conducted and as presently proposed to be conducted.

“TG IP Rights” shall mean all TG Intellectual Property owned, licensed to, or controlled by TG that is related to any product or service of the TG or is otherwise necessary for, used in or held for use in TG’s business as presently conducted or planned to be conducted.

“TG Preferred Stock” means the shares of preferred stock of TG having a par value of $0.001 per share.

1.2           Terms Generally. The definitions in Section 1.1 and other defined terms contained in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement.

ARTICLE 11
THE EXCHANGE TRANSCTION

2.1           The Exchange Transaction. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date (defined below), each of the shares of TG Common Stock owned by Opus (the “Opus Shares”) will be exchanged for shares of Company Preferred Stock.

2.2           Closing.  Unless otherwise mutually agreed in writing by the Company, TG and Opus, the Exchange Transaction shall become effective on the date on which the last condition to the Exchange Transaction has been satisfied, or such other date as may be mutually agreed by the Company, TG and Opus. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3           Exchange Transaction Consideration; Conversion of Shares. On the Closing Date, on the terms and subject to the conditions of this Agreement by virtue of the Exchange Transaction:

(a)           each of the Opus Shares will be exchanged for shares of Company Preferred Stock.  The conversion ratio of Company Preferred Stock to shares of Company Common Stock shall be 1 for 500.  The number of shares of Company Preferred Stock that will be issued shall equal: (i) the Opus Shares multiplied by the quotient of (x) $2.25 divided by (y) the Exchange Price, divided by (ii) 500 (the “Exchange Ratio”).  The Company Preferred Stock shall vote on an as converted basis with the Company Common Stock;

(b)           to the extent that TG closes on an equity offering (the “TG Offering”) of TG Preferred Stock and warrants (“TG Warrants”) to purchase TG Common Stock prior to or simultaneously with the Closing Date, each holder of TG Preferred Stock shall receive the requisite number of shares of Company Common Stock equal to the Liquidation Amount (defined below) divided by the Exchange Price, to the extent that a sufficient number of shares of Company Common Stock are authorized and available for issuance.  If there is an insufficient number of Company common shares available for issuance, holders of TG Preferred Stock will receive Company Preferred Stock under the same terms as those received in the Exchange Transaction.  “Liquidation Amount” shall mean 100% of the amount invested in TG Preferred Stock by the holders thereof.  In addition, any TG Warrants held by such TG Preferred Stock holders will be exchanged for warrants to purchase shares of Company Common Stock equal to twenty-five percent (25%) of the number of shares of Company Common Stock issued to the holder, at an exercise price equal to the Exchange Price; and

(c)           each share of restricted TG Common Stock outstanding on the Closing Date will receive restricted shares of Company Preferred Stock using the Exchange Ratio and such shares will carry the same restrictions that existed prior to the Exchange Transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Opus and TG that:

3.1           Corporate Existence and Power.  The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for any failures to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in violation of its organizational or governing documents in any respect.

3.2           Corporate Authorization.  The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the Exchange Transaction and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Exchange Transaction and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no further authorization is required, including the approval of the stockholders of the Company.

3.3           Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Exchange Transaction by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority.

3.4           Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Exchange Transaction and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, or any of its properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company, or result in the creation of any lien on any of the properties or assets of the Company under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company is a party or by which the Company or its properties or assets are bound, except, in the case of clause (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Exchange Transaction.

3.5           Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock.

(b)           As of the date hereof:

(i)         7,398,316 shares of Company Common Stock are issued and outstanding and no shares of Preferred Stock were issued and outstanding;

(ii)         the Company has reserved an aggregate of 322,545 shares of Company Common Stock for issuance under the Company’s equity compensation plans, an aggregate of 317,809 shares of Company Common Stock that are issuable upon the achievement of certain product development milestones, and 71,500 shares of Company Common Stock reserved for issuance upon the conversion of a certain note issued by the Company to ICON; and

(iii)         warrants to purchase 22,118,779 shares of Company Common Stock were issued and outstanding

(c)           all outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(d)             Except as set forth in Section 3.5(b) above or in Section 3.5 of the Company Disclosure Letter, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities (including without limitation convertible notes) of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company to issue or deliver any Company Securities.

(e)             The Company has not declared or paid any dividend or distribution in respect of any Company Securities, and the Company has not issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and the Board of Directors has not authorized any of the foregoing.

(f)             As of the date hereof, the Company has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or make additional investments in any Person.

(g)             The Company does not own, directly or indirectly, any capital stock or equity securities of any Person.

3.6           Undisclosed Liabilities.  Except as disclosed in Section 3.6 of the Company Disclosure Letter, the Company does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

3.7           Compliance With Laws.

(a)             The Company is in compliance with all Laws applicable to the Company and its business and activities, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)             As of the date hereof, the Company has not received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of the Company, has any such action, proceeding, suit, investigation or sanction been instituted or threatened in writing.

(c)             The Company has and maintains in full force and effect, and is in compliance with, all permits and all orders from Governmental Authorities necessary for the Company to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Company.

3.8           Litigation.  Except as disclosed in Section 3.8 of the Company Disclosure Letter, the Company is not a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, nor its business or properties is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company or its properties or assets.

3.9           Intellectual Property; Software.

(a)             Section 3.9(a) of the Company Disclosure Letter sets forth a complete list of any and all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations that are included in the Company IP Rights, as well as any other Company Intellectual Property that is material to the Company’s business.

(b)             Except as set forth on Section 3.9(b) of the Company Disclosure Letter, the Company is the sole owner of the Company IP Rights, free and clear of any liens or encumbrances.

(c)             Except as set forth on Section 3.9(c) of the Company Disclosure Letter, Company has not granted any licenses to any Company IP Rights to any other Person.

(d)             Neither the development, manufacture, use or sale of any product or service offered by the Company, nor the conduct of the Company’s business (as conducted as of the Closing Date or at any time prior thereto), infringes, misappropriates or otherwise violates the intellectual property of any Person, and Company has not received any notice of any such infringement or misappropriation.

(e)             To the knowledge of Company, no other Person has infringed or misappropriated any of the Company IP Rights.

(f)             All filing, issuance, registration, and maintenance fees due with respect to the Company IP Rights have been paid, and all of the Company IP Rights are valid, enforceable and in full force and effect.

3.10           Tax Matters.

(a)           (i) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns have at all times been and remain true, complete and correct in all material respects and were prepared in substantial compliance with all applicable Laws and regulations; and (ii) all Taxes payable by or on behalf of the Company and its Subsidiaries have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Company’s financial statements and its books and records. No claim has been made by a Governmental Authority in a jurisdiction where the Company or any one of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no encumbrances for unpaid Taxes upon any of the assets of the Company or its Subsidiaries. The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by any Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b)           No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending, being conducted, or have been conducted with respect to the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have received from any Governmental Authority (including jurisdictions where the Company or any one of its Subsidiaries has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or its Subsidiaries.

(c)           Neither the Company nor its Subsidiaries are parties to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written). Neither the Company nor its Subsidiaries (i) have been members of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes other than a group in which the Company or one of its Subsidiaries is the common parent; or (ii) have any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise. Neither the Company nor its Subsidiaries are or have been a party to any “reportable transaction,” as defined in Code §6707A(c)(I) and Treasury Regulations §I.6011-4(b).

(d)           Neither the Company nor its Subsidiaries nor any Stockholder nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company or its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return,. which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Neither the Company nor its Subsidiaries are currently the subjects of any agreement or ruling in respect of Taxes with any Governmental Authority, and no such agreement or ruling is pending.

(e)           Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

3.11           Brokers and Finders.  The Company has not entered into any contract with any person that may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

3.12           SEC Reports.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the (“SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TG AND OPUS

TG, and with regard to Sections 4.1, 4.2 and 4.3 only, Opus hereby represent and warrant to the Company that:

4.1           Corporate Existence and Power.  TG and Opus are duly organized, validly existing and in good standing under the Laws of the jurisdiction where organized.

4.2           Corporate Authorization.  TG and Opus have the corporate power and authority to execute and deliver this Agreement and to consummate the Exchange Transaction and the other transactions contemplated hereby and to perform each of their obligations hereunder. This Agreement has been duly and validly executed and delivered by TG and Opus and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of TG and Opus, enforceable against them in accordance with its terms.

4.3           Governmental Authorization. The execution, delivery and performance by TG and Opus of this Agreement and the consummation by TG and Opus of the Exchange Transaction do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority.

4.4           Capitalization.

(a)           The authorized capital stock of TG consists of 25,000,000 shares of TG Common Stock and 10,000,000 shares of TG Preferred Stock.

(b)           As of the Closing Date:

i. 3,782,000 shares of TG Common Stock were issued and outstanding;

ii. No shares of TG Preferred Stock were issued and outstanding;

iii. TG has reserved an aggregate of 2,500,000 shares of TG Common Stock for issuance under TG’s equity compensation plans.

All outstanding shares of TG Common Stock and TG Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c)           Except as set forth in Section 4.4(b) or in Section 4.4 of the TG Disclosure Letter, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of TG; (ii) securities (including without limitation convertible notes) of TG convertible into or exchangeable for shares of capital stock or voting securities of TG; (iii) other rights or options to acquire from TG, or obligations of TG to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of TG, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of TG (the items in clauses (i) through (iv) collectively, “TG Securities”). There are no outstanding obligations of TG to repurchase, redeem or otherwise acquire any TG Securities. There are no preemptive rights of any kind which obligate TG to issue or deliver any TG Securities.

(d)           TG has not declared or paid any dividend or distribution in respect of any TG Securities and TG has not issued, sold, repurchased, redeemed or otherwise acquired any TG Securities, and the Board of Directors has not authorized any of the foregoing.

(e)           As of the date hereof, TG has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

4.5           Undisclosed Liabilities.  TG does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

4.6           Intellectual Property; Software.

(a)             Section 4.6(a) of the TG Disclosure Letter sets forth a complete list of any and all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations that are included in the TG IP Rights, as well as any other TG Intellectual Property that is material to the TG’s business.

(b)             Except as set forth on Section 4.6(b) of the TG Disclosure Letter, TG is the sole owner of the TG IP Rights, free and clear of any liens or encumbrances.

(c)             Except as set forth on Section 4.6(c) of the TG Disclosure Letter, TG has not granted any licenses to any TG IP Rights to any other Person.

(d)             Neither the development, manufacture, use or sale of any product or service offered by the TG, nor the conduct of TG’s business (as conducted as of the Closing Date or at any time prior thereto), infringes, misappropriates or otherwise violates the intellectual property of any Person, and TG has not received any notice of any such infringement or misappropriation.

(e)             To the Knowledge of TG, no other Person has infringed or misappropriated any of the TG IP Rights.

(f)             All filing, issuance, registration, and maintenance fees due with respect to the TG IP Rights have been paid, and all of the TG IP Rights are valid, enforceable and in full force and effect.

4.7           Compliance With Laws.

(a)           TG is in compliance with all Laws applicable to TG and its business and activities, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TG.

(b)           As of the date hereof, TG has not received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of TG, has any such action, proceeding, suit, investigation or sanction been instituted or threatened in writing.

(c)           TG has and maintains in full force and effect, and is in compliance with, all permits and all orders from Governmental Authorities necessary for TG to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on TG.

4.8           Litigation.  Except as disclosed in Section 4.8 of the TG Disclosure Letter, TG is not a party to any, and there are no pending or, to TG’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against TG, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on TG. Neither TG, nor its business or properties is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon TG or its properties or assets.

4.9           Brokers and Finders.  Except as set forth in Section 4.9 of the TG Disclosure Letter, TG has not entered into any contract with any person that may result in the obligation of the Company or TG to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Exclusivity.                      Between the date of this Agreement and the Closing Date (the "Exclusive Period"), the Company and its stockholders, directors, officers, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") shall deal exclusively with Opus and TG with respect to any merger or sale of the capital stock or sale of any assets or properties of the Company.  Further, neither the Company nor any of its Representatives shall solicit, enter into or continue any discussion, negotiations or agreement with or provide information to any other person other than Opus or TG relating to any sale or acquisition of all or a substantial portion of the assets of the Company or any equity or voting interest in the Company or any other similar transaction (a "Similar Transaction").  In addition, the Company shall not enter into any agreement or understanding, whether oral or written, that would prevent the consummation of the Exchange Transaction.  If, notwithstanding the foregoing, the Company shall receive any proposal or inquiry regarding any such Similar Transaction, the Company shall promptly notify TG thereof and disclose to TG the terms thereof.  If the Company shall breach the agreements contained in this Paragraph VI, the Company shall promptly, on demand, pay TG a cash fee equal to TG's aggregate, actual, out-of-pocket expenses incurred in connection with the negotiation of the Exchange Transaction. If the Company’s board of directors decides to enter into a Similar Transaction with another person during the Exclusive Period or within 12 months with a person which had contact with the Company during the Exclusive Period, the Company shall pay TG a break-up fee of $1.0 million.

5.2           Confidentiality.  Except as and to the extent required by law, and as otherwise provided in this Agreement, the Company, Opus and TG agree that they will not disclose or use, and will direct their officers, directors, stockholders and financial advisors not to disclose or use, to the detriment of the other parties, any Confidential Information (as defined below) with respect to the Company, Opus and TG furnished or to be furnished by another party or their representatives to the Company, Opus and TG or any of their officers, directors, stockholders and financial advisors at any time or in any manner.  For purposes of this Section 5.2, “Confidential Information” means any information about the Company, Opus and TG marked ‘confidential’ or otherwise identified as such promptly after its disclosure, unless (a) such information is already known to the Company, Opus and  TG or any of their representatives or to others not bound by a duty of confidentiality or such information becomes publicly available, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required to consummate the Exchange Transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.  Upon the written request of the Company, Opus or TG, the other parties will return promptly or destroy any Confidential Information in their possession, and will certify in writing that they have done so.

5.3           Access; Operation In Ordinary Course.

The Company or TG shall make available or cause to be made available to the other parties to this Agreement, their advisors, representatives, and lenders all information relating to the business and affairs of the Company or TG as shall reasonably be requested, including permitting such party, their advisors, representatives, and lenders to make physical inspections of the business and assets of the Company or TG and their financial statements, books and records and to discuss such party’s business with their officers, directors, employees, accountants, lawyers, suppliers and customers.  In addition, such party will have the right to have one or more representatives present in the facilities during business hours to observe operations prior to the Closing Date.  The Company and TG shall, during the Exclusive Period, conduct their business in the normal and ordinary course, maintain their properties and assets in good operating condition and state of repair and preserve the goodwill and patronage of their customers, employees, suppliers and others with whom they have a business relationship.

5.4           Expenses and Taxes.

Should the Exchange Transaction be consummated, the Company shall bear the expenses incurred by the Company, Opus and TG in connection with the Letter of Intent between the parties dated November 23, 2011 (the “Letter of Intent”), and the Exchange Transaction.  Should the Exchange Transaction fail to be consummated, the Company (other than as set forth in Section 5.1), Opus and TG will each separately bear their own expenses incurred in connection with the Letter of Intent and the Exchange Transaction.

5.5   Board Representation.

(a) Opus shall have the unilateral right to set the number of members of the Board of Directors of the Company at six members at any time and then appoint an additional three members of the Board of Directors of the Company to the vacant seats, until the later of (x) two years from the Closing Date, or (y) the date on which Opus owns less than 10% of the equity securities of the Company on an aggregate basis.

(b) Upon the exercise of the License Option, LFB and GTC shall have the right to nominate one of the members of the Board of Directors of the Company until the later of (x) two years from the Closing Date, or (y) the date on which LFB and GTC own less than 10% of the equity securities of the Company on an aggregate basis.

ARTICLE VI
CONDITIONS TO THE EXCHANGE TRANSACTION

6.1           Conditions to the Obligations of Each Party.  The obligations of the Company, Opus and TG to consummate the Exchange Transaction are subject to the satisfaction of the following conditions:

No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange Transaction shall be in effect. There shall not be any action taken, or any Law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange Transaction, by any Governmental Entity of competent jurisdiction that makes the consummation of the Exchange Transaction illegal.

6.2           Conditions to the Obligations of Opus and TG.  The obligations of Opus and TG to consummate the Exchange Transaction are subject to the satisfaction or valid waiver of the following further conditions:

(a)             Representations and Warranties.  The representations and warranties of the Company set forth herein shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b)             Existing Debt.  Prior to the Closing Date, the existing 5% convertible notes owed by Ariston shall be converted into Company Common Stock.  To the extent the Closing Date occurs prior to December 31, 2011, if the Company is unable to obtain the necessary votes required to convert the Ariston notes by December 31, 2011, Opus shall have the right to put back to Company the Company Preferred Stock received in the Exchange Transaction for the Opus Shares.

(c)             Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants required to be performed by or complied with by it prior to the Closing Date.

(d)             Officer’s Certificate. TG and Opus shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)             Material Adverse Effect on the Company.  Since the date of filing of the Company’s Form 10-Q for the quarter ended September 30, 2011, there shall not have occurred a Material Adverse Effect on the Company.

(f)             Employment Agreements. The Company shall have assumed the obligations of TG under any outstanding employment or consulting agreements or arrangements, including those with Messrs. Michael Weiss and Sean Power.

(g)             Board Representation. The Company’s Board of Directors shall have taken such action to provide that as of the Closing Date that the Board of Directors of the Company shall be set at two members, being Michael Weiss and Neil Herskowitz.

(h)             TG Offering.  TG shall have completed a TG Offering in an aggregate amount of at least $8.5 million.

6.3           Conditions to the Obligations of the Company. The obligation of the Company to consummate the Exchange Transaction is subject to the satisfaction or valid waiver of the following further conditions:

(a)             Representations and Warranties.  The representations and warranties of TG and Opus set forth in herein shall be true and correct in all respects, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on TG or Opus, individually.

(b)             Performance of Obligations of TG and Opus.  TG and Opus shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c)             Officer’s Certificate.  The Company shall have received a certificate signed by a senior officer of TG and a certificate signed by a senior officer of Opus certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VI
INDEMNIFICATION

7.1           Indemnification.

(a)           Until the Closing Date, the Company shall indemnify the holders of TG Securities and hold them, and TG and its successors and assigns (collectively, the “TG Indemnified Parties” and individually “TG Indemnified Party”) harmless from and defend each of them from and against any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees) (collectively, “TG’s Claims”) asserted against, imposed upon or incurred by TG Indemnified Parties arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Company in this Agreement or (ii) any liability or obligation of the Company that was not disclosed in the SEC Reports, the Company Disclosure Letter, or the Company’s financial statements delivered to TG.

(b)           Until the Closing Date, TG and Opus shall indemnify the holders of Company Securities and hold them, and their successors and assigns (collectively, the “Company Indemnified Parties” and individually “Company Indemnified Party”) harmless from and defend each of them from and against any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees) (collectively, “Company’s Claims”) asserted against, imposed upon or incurred by Company Indemnified Parties arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any warranty made by Opus or TG in this Agreement.

(c)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

7.2           Notice and Procedures.  Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve the indemnifying party from liability under paragraph 7.1(a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph 7.1(a) or (b) above.  The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

ARTICLE VIII
MISCELLANEOUS

8.1           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to:

Manhattan Pharmaceuticals, Inc.
48 Wall Street
New York, NY 10005
Attention: Chief Operating and Financial Officer
Email: mgmcguinness@manhattanpharma.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Attention: Anthony O. Pergola, Esq.
Email: apergola@lowenstein.com

if to TG, to:

TG Therapeutics, Inc.
787 Seventh Ave., 48th Floor
New York, NY 10019
Attention: Michael Weiss
Email: msw@opuspointpartners.com

if to Opus, to:

Opus Point Partners
787 Seventh Ave., 48th Floor
New York, NY 10019
Attention: Michael Weiss
Email: msw@opuspointpartners.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
90 Park Ave.
New York, NY 10016
Attention: Mark F. McElreath
Email: mark.mcelreath@alston.com

or such other address or electronic address as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if electronic mail, when such message is transmitted to the address specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 8.1.

8.2           Representations and Warranties.  The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing Date. Each of the Company, TG and Opus acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Exchange Transaction, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Exchange Transaction and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are expressly the subject of any representation or warranty set forth in this Agreement.

8.3           Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.4           Waiver.  At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

8.5           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect).

8.6           Governing Law.  This Agreement, and all matters arising, directly or indirectly, herefrom, shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to conflict of Laws principles).

8.7           Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto.

8.8           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

8.9           Entire Agreement. This Agreement (including the exhibits and schedules thereto) and, to the extent referenced in Section 5.4 hereof, the Letter of Intent, constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

8.10           Remedies.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy they may have at law or in equity.

8.11           Jurisdiction.

(a)           In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive personal jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of New York; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER. PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12           Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13           Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Exchange Transaction in accordance with the terms hereof.

8.14           Authorship.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MANHATTAN PHARMACEUTICALS,
INC.

By:	___________________________
Its:	___________________________

TG THERAPEUTICS, INC.

By:	___________________________
Its:	___________________________

OPUS POINT PARTNERS, LLC

By:	___________________________
Its:	___________________________